Exhibit 3.37

ARTICLES OF INCORPORATION

OF

GOLD CROSS AMBULANCE SERVICE OF Pa., INC.

The undersigned, a majority of whom are citizens of the United States, desiring to form a corporation, for profit, under the General Corporation Act of Ohio, do hereby certify:

FIRST: The name of said corporation shall be Gold Cross Ambulance Service of Pa., Inc.

SECOND: The place in the State of Ohio where its principal office is to be located is the City of Canfield County of Mahoning, and State of Ohio.

THIRD: The purpose or purposes for which it is formed are:

To supply medical services including but not limited to ambulance service as well as other medical supplies and all other things necessary to carry on these medical services.

To develop, manufacture, produce, repair, treat, finish, buy, sell, and generally deal in, in every manner, in materials, articles and products of every kind and description, and to do all things necessary or incidental thereto, including owning, holding and dealing in, in every manner, in all real and personal property whether necessary or incidental to the foregoing purposes or otherwise.

In general to carry on any other lawful business whatsoever, whether similar or dissimilar to the foregoing and whether or not related to the foregoing, and to engage in any ocher business or activities in connection with the business of the corporation or which is calculated, directly or indirectly, to promote the interests of the corporation or to enhance the value of its properties; and to have and exercise all rights, powers and privileges which are now or may hereafter be conferred upon corporations by the laws of Ohio; provided, however, that nothing contained in this Article Third shall be construed as authorizing the corporation to carry on the business of a public utility or railroad as defined by the public utility laws of the State of Ohio.

FOURTH: The maximum number of shares which the corporation is authorized to have outstanding is five hundred (500) shares, all of which shall be common shares without par value. Shares without par value may be issued pursuant to subscription taken by the incorporators for such amount of consideration as may be specified by the incorporators, and, after organization, shares without par value now or hereafter authorized may be issued or agreed to be issued from time to time for such amount or amounts of consideration as may be fixed from time to time by the Board of Directors. The Board of Directors, in its discretion, may fix different amounts and/or kinds of consideration for the issuance of shares without par value, whether issued at the same or different times, and may determine that only a part or proportion of the amount or amounts of consideration which shall be received by the corporation shall be stated capital. Any and all shares without par value so issued, the consideration for which, as fixed by the incorporators or by the Board of Directors, has been paid or delivered, shall be fully paid and non-assessable.

FIFTH: No holder of shares of the corporation shall have any pre-emptive right to subscribe for or to purchase any shares of the corporation of any class whether such shares or such class be now or hereafter authorized.

SIXTH: Notwithstanding any provision of the General Corporation Law of Ohio, now or hereafter in force, requiring for any purpose the vote or consent of the holders of shares entitling them to exercise two-thirds of the voting powers of the corporation or of any class or classes of shares thereof, such action may be taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class of shares thereof.

SEVENTH: A director or officer of the corporation, shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise, nor shall any transaction, contract or act of the corporation be void or voidable or any way affected or invalidated by reason of the fact that any director or officer or any firm of which such director or officer is a member or any corporation of which such director or officer is a shareholder, director or officer, is in any way interested in such transaction, contract or act, provided the fact that such director, officer, firm or corporation is so interested shall be disclosed or shall be known to the Board of Directors or such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract, transaction or act shall be taken; nor shall any such director or officer be accountable or responsible to the corporation for or in respect of any such transaction, contract or act of the corporation or for gains or profits realized by him by reason of the fact that he or any firm of which he is a member, or any corporation of which he is a shareholder, officer or director, is interested in such transaction, contract or act, and any such director or officer, if such officer is a director, may be counted in determining the existence of a quorum at any meeting of the board of Directors of the corporation which shall authorize or take action in respect of any such contract, transaction or act, with like force and effect as if he or any firm of which he is a member, or any corporation of which he is a shareholder, officer or director, were not interested in such transaction, contract or act.

EIGHTH: The amount of capital with which the corporation will begin business will be not less than Five Hundred Dollars ($500.00).

IN WITNESS WHEREOF, we have hereunto subscribed our hands this 29th day of January, 1979.

/s/
DAVID R. WHITE

/s/
WILLIAM J. KISH

/s/
SUSAN J. HEDGE

3